CONTACT:
Steve Levy	Jason Morris or Tania Ku
Vice President, Americas Sales	Media Contacts
Advanced Energy Industries, Inc.	Schwartz MSL
1.408.574.2505	1.415.512.0770
aesolarenergy@schwartzmsl.com

New UL-Listed and 98% CEC-Rated AE 1000NX Inverter Reduces PV Site Construction Costs, Enables Higher Energy Production
Fort Collins, Colo, May 5, 2014 -Advanced Energy Industries, Inc. (NasdaqGM: AEIS) today announced that its newest 1 MW, 1.1 MVA commercial and utility-scale PV inverter is now UL 1741 certified with a 98% CEC-weighted efficiency-enabling system designers to increase profitability while assuring UL compliance in grid connected systems. The Advanced Energy® (AE) 1000NX inverter is a 1 MW, 1000 V unit that reduces installation costs for integrators, installers and EPCs with comprehensive, integrated utility controls, as well as a combiner-level PV tie that cuts DC home-run wiring costs by nearly half.
Designed specifically for high reliability and robust performance, the bipolar, transformerless, single-engine AE 1000NX inverter received certification in February from ETL for customers that require the official UL 1741 safety standard. Outdoor-rated and optimized for utility applications, the 1000NX inverter includes a full complement of factory-installed utility controls that address a wide variety of interconnection requirements. The 1000NX inverter requires no additional add-ons or accessories, such as an external DC recombiner, disconnect or monitoring software, optimizing balance-of-system costs. In addition, an industry-exclusive combiner-level PV tie reduces the length and gauge of costly DC wire by 45% or more-with clear construction-cost-saving results.
“Advanced Energy has been a long-time, trusted partner in designing and deploying our utility-scale solar projects,” said George W. Hershman, vice president, division manager, for Swinerton Renewable Energy. “We are especially excited about using the 1000NX inverter in our 2014 portfolio of projects and have successfully deployed this product in our newly commissioned 18 MW project in Huron, California. AE is a leader in technology innovation, and, with the unique DC system technology and combiner-level PV tie, we realized significant cost savings.”
The inverter also sets a high performance standard in the 1 MW power category with a 98% efficiency rating on the California Energy Commission (CEC) list of approved inverters. With 98% CEC-weighted efficiency, 98.1% peak efficiency and support for high DC-to-AC ratios, the 1000NX inverter will produce maximum power, providing higher, faster returns on the entire PV system.
“The AE 1000NX inverter sets a new standard for the future of commercial and particularly utility-scale PV that benefits all parties in the industry value chain,” said Steve Levy, Vice President, Americas Sales-Inverters. “For system designers, it substantially improves project economics. For end customers, it comes standard with all of the features our customers need, and-with high CEC and peak efficiency ratings, a wide operating window and an expanded power factor range-it has the capability to generate more energy than any other inverter in its class.”
Already installed at several sites across North America, the 1000NX inverter delivers impressively high performance that can be optimized even further based on the PV site design. Visit the company’s website at http://solarenergy.advanced-energy.com/en/AE_1000NX.html to learn more or to schedule a consultation with a project management and engineering support team.
About Swinerton Renewable Energy
Swinerton provides commercial construction and construction management services throughout the United States and is a 100% employee-owned company. 2013 Solar Power World Magazine named Swinerton one of the top 250 solar contractors, fourth overall, third in utility and second in California construction. Recognized nationally since 1888 and celebrating its 125th anniversary in 2013, Swinerton is the preferred builder and trusted partner in every market it serves-proudly leading with integrity, passion, and excellence. For more information on Swinerton, visit its blog, SwinertonBuildsTomorrow, Facebook, Twitter, Flickr and LinkedIn.

About Advanced Energy
Advanced Energy (Nasdaq: AEIS) is a global leader in innovative power and control technologies for high-growth, precision power conversion solutions. Advanced Energy is headquartered in Fort Collins, Colorado, with dedicated support and service locations around the world. For more information, go to www.advanced-energy.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements related to reduced installation costs and product performance are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, the actual design and implementation of a solar project site, other equipment connected to the inverters and other project factors that may vary from industry standards. These and other risks are described in Advanced Energy's Form 10-K, Forms 10-Q and other reports and statements filed with the Securities and Exchange Commission. These reports and statements are available on the SEC's website at www.sec.gov. Copies may also be obtained from Advanced Energy's website at www.advancedenergy.com or by contacting Advanced Energy's investor relations at 970-407-6555. Forward-looking statements are made and based on information available to the company on the date of this press release. The company assumes no obligation to update the information in this press release.

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